Exhibit 99.3
2007 Consolidated Financial Guidance Summary
(in millions, except per share data)

	Year Ended		Quarterly Revenue Range
	December 31, 2007		Q1	Q2	Q3		Q4
	Range		Actual	Actual	Range		Range
WebMD	$342.4	$354.4
ViPS	104.8	106.3
Porex	91.5	93.0
Inter-segment eliminations	(0.4)	(0.4)

Total revenue	$538.3	$553.3	$122.0	$129.3	$136.0	$143.0	$151.0	$159.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”)(a)	$102.2	$110.4

			Quarterly Mix
			Q1	Q2	Q3	Q4
Reconciliation of Adjusted EBITDA to income from continuing operations:
Interest income, net	21.5	21.0	23%	26%	25%	26%
Depreciation and amortization	(47.6)	(46.5)	23%	25%	26%	26%
Non-cash advertising	(5.7)	(5.3)	42%	0%	7%	51%
Non-cash stock-based compensation	(37.0)	(36.5)	27%	23%	27%	23%
Income tax provision	(15.5)	(16.0)	6%	13%	31%	50%
Equity in earnings of EBS Master LLC	31.0	32.0	22%	24%	23%	31%
Minority interest in WHC income	(4.2)	(5.1)	2%	17%	29%	52%
Legal expense (b)	(0.8)	(0.8)	40%	60%	NA	NA
Other income (b)	1.1	1.1	65%	35%	NA	NA

Income from continuing operations	$45.0	$54.3

Adjusted EBITDA per share	$0.54	$0.58

Income from continuing operations per share	$0.24	$0.29

Weighted average shares — Diluted	190.0	190.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	This table reflects actual expense through June 30, 2007 for “legal expense” (for the ongoing Department of Justice investigation) and “other income”, but does not reflect guidance for these items in any future quarter. We do not make projections for these items, although they may recur in future periods.
Operating Segments
Revenue
*	WebMD — Refer to WebMD Health Corp. Financial Guidance Summary included in its July 31, 2007 press release.

*	ViPS — Approximately 24% of annual segment revenue in Q3 increasing to 26% in Q4.

*	Porex — Approximately 24% of annual segment revenue in Q3 and in Q4.
Adjusted EBITDA
*	WebMD — Refer to WebMD Health Corp. Financial Guidance Summary included in its July 31, 2007 press release.

*	ViPS — Approximately 18% of segment revenue in Q3 and 21% in Q4.

*	Porex — Approximately 29% of segment revenue in Q3 and 28% in Q4.

*	Corporate — Approximately 5% of consolidated revenue in Q3 decreasing to approximately 4% by Q4.